UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 14, 2009
KB HOME

(Exact name of Registrant as specified in its charter)

Delaware	1-9195	95-3666267

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 14, 2009, KB Home, a Delaware corporation (the “Company”), and Mr. Raymond P. Silcock, Executive Vice President and Chief Financial Officer of the Company, mutually agreed that Mr. Silcock would conclude his employment with the Company effective such date.
William R. Hollinger, who has served as the Company’s Senior Vice President and Chief Accounting Officer since 2007 and in the position of Senior Vice President and Controller from 2001 through 2006, will serve as the Company’s principal financial officer pending the selection of a new Chief Financial Officer.
In connection with the separation, Mr. Silcock entered into a letter agreement (the “Separation Agreement”) with the Company. Pursuant to the Separation Agreement, Mr. Silcock will receive a lump-sum payment of $200,000, representing the bonus he was guaranteed in connection with his hiring, and six (6) months of salary continuation, or an aggregate of $300,000, payable in bi-monthly installments, in each case less withholding taxes and other required deductions. While Mr. Silcock receives these installment payments, he will be entitled to receive medical, dental and vision benefit coverage from the Company. Additionally, Mr. Silcock will be compensated for unused vacation time and will be reimbursed for actual out-of-pocket expenses incurred in connection with his employment with the Company, including gross-ups for any reimbursement payments that would constitute taxable items to Mr. Silcock. The Separation Agreement is subject to a revocation period in favor of Mr. Silcock.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KB HOME
By:	/s/ Wendy C. Shiba
Wendy C. Shiba
Executive Vice President, General Counsel and Secretary

Date: December 17, 2009